UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      June 28, 2010 (June 22, 2010)

_________________________________CLARCOR INC.__________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

840 Crescent Centre Drive, Suite 600, Franklin, TN      37067
 (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code            615-7713100

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(c)   On June 28, 2010, CLARCOR Inc., a Delaware corporation (NYSE: CLC) (the “Company”), issued a press release announcing the appointment of Christopher L. Conway, 55, as President and Chief Operating Officer of the Company.     The appointment is effective on June 28, 2010 and, like all other of the Company's executive officer appointments, will expire on the date of the next Annual Meeting of the Company's stockholders, unless renewed by the Board of Directors of the Company at that time.

Mr. Conway has approximately 25 years of experience in the filtration industry, with both the Company as well as several of the Company's competitors.   In August 2006, Mr. Conway was named Vice President of Manufacturing of Baldwin Filters, Inc., the Company's largest subsidiary, and held such position until September 2007, when he was promoted to the position of President of Facet USA, Inc., another Company subsidiary.  Mr. Conway then assumed the position of President of the Company’s PecoFacet division in December 2007, following the Company's acquisition of Perry Equipment Corporation ("Peco").  He has served continuously in this role since that time, and in such capacity was responsible for overseeing the integration of Peco into the Company as well as the creation and management of the entire global PecoFacet division.  Prior to joining the Company in August of 2006, Mr. Conway served for two years as the Chief Operating Officer of Cortron Corporation, Inc., a small manufacturing start-up based in Minneapolis, Minnesota.

Mr. Conway has also held positions at two other large public filtration companies, Pentair, Inc. (NYSE: PNR) and Donaldson Company, Inc. (NYSE: DCI) ("Donaldson"), in a variety of operational, strategic and research and development capacities.  He spent a total of 15 years working for Donaldson on two separate occasions, most recently during the period between 2001 and 2004, where he last held the title of Director - Corporate Technology.   An engineer by training, Mr. Conway holds a BS from Iowa State University and a MBA from the University of Chicago.

In 2008, Mr. Conway entered into a Change of Control Agreement with the Company, the terms of which are substantively identical to the Change of Control Agreements in place between the Company and its other executive officers, and summarized under the heading “Employment and Change of Control Agreements” in the Company’s proxy statement filed with the SEC on February 12, 2010 (“most recent Proxy Statement”).   Mr. Conway’s Change of Control Agreement provides that he will be entitled to receive three year’s compensation and benefits (and certain other rights) in the event his employment is terminated by the Company without cause or by Mr. Conway for good reason in the three year period following a defined Change of Control of the Company.  The foregoing description does not purport to be a complete description of all the terms of Mr. Conway's Change of Control Agreement and is qualified in its entirety by reference to the form of Change of Control Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report filed on Form 8-K with the SEC on December 30, 2008, and is incorporated by reference herein.

Mr. Conway will receive a salary increase and additional target bonus as established by the Compensation Committee of the Board of Directors commensurate with his new responsibilities. Such increase will only apply with respect to the balance of the 2010 fiscal year and will not be retroactive to any extent.   Mr. Conway is otherwise not a party to any other material plan, contract or arrangement with the Company, nor has any other material plan, contract or arrangement to which he is a party been modified as a result of Mr. Conway's promotion described above.

There are no arrangements or understandings between Mr. Conway and any person pursuant to which Mr. Conway was selected as an executive officer of the Company, and there are no actual or proposed transactions between Mr. Conway or any of his related persons and the Company.  Mr. Conway has no familial relationships nor related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K (17 CFR 229.401(d) and 229.404(a)) in connection with his promotion described above.

5.02(d)   On June 25, 2010, the Company issued a press release announcing the election of Mark A. Emkes to the Board of Directors of the Company effective on June 22, 2010.

It is not yet known to which committee(s) of the Board of Directors Mr. Emkes will be appointed.  The Board will make such appointment(s) following analysis and recommendation by the Board’s Directors’ Affairs/Corporate Governance Committee.

There are no arrangements or understandings between Mr. Emkes and any person pursuant to which Mr. Emkes was selected as a director, and there are no actual or proposed transactions between Mr. Emkes or any of his related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)) in connection with his appointment as a director of the Company.

  As of June 25, 2010, Mr. Emkes is entitled to receive compensation and participate in the plans of the Company applicable to all of the Company’s directors, as more particularly described on pages 7 and 8 of the Company’s most recent Proxy Statement, under the sub-heading “Meetings and Fees”.  There is not any other material Company plan, contract or arrangement in which Mr. Emkes will participate in connection with his appointment.

Item 9.01  Financial Statements and Exhibits

Exhibit 99.1 – Press Release dated June 28, 2010
Exhibit 99.2 – Press Release dated June 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By:	/s/ Richard M. Wolfson
Richard M. Wolfson,
Vice President, General Counsel and Secretary

Date: June 28, 2010